INVESTORS	MEDIA
Kevin Twomey	Karen Rugen
(717) 731-6540	(717) 730-7766

or investor@riteaid.com

FOR IMMEDIATE RELEASE

RITE AID PRICES OFFERING OF SENIOR UNSECURED NOTES

CAMP HILL, PA, May 17, 2007 – Rite Aid Corporation (NYSE: RAD) announced today the terms of an offering of $1,220.0 million aggregate principal amount of senior unsecured notes consisting of $410 million of its 9.375% senior notes due 2015 (with a yield to maturity of 9.625%) and $810 million of its 9.500% senior notes due 2017 (with a yield to maturity of 9.750%). Rite Aid intends to use the net proceeds from the offering together with borrowings of approximately $94.0 million under its existing senior secured credit facility ($19.0 million more than previously announced as a result of the notes being issued at a discount), $1,105.0 million under a new $1,105.0 million term loan tranche of its existing senior secured credit facility and the issuance of 250 million shares of its common stock to fund the acquisition of the Brooks and Eckerd drugstore chains and pay related fees and expenses.

The transaction is expected to close by June 1, 2007.

The notes due 2015 and the notes due 2017 have not been registered under the Securities Act and may not be offered or sold in the United States without registration or an applicable exemption from the registration requirements.

Rite Aid Corporation is one of the nation’s leading drugstore chains with annual revenues of approximately $17.5 billion and more than 3,330 stores in 27 states and the District of Columbia. Information about Rite Aid, including corporate background and press releases, is available through the company’s website at www.riteaid.com.

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